Morgan Stanley S&P 500 Index Fund
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The proposals failed to obtain the quorum
necessary in order to hold the meeting, and, therefore, the
meeting was adjourned until August 23, 2006, to permit
further solicitation of proxies. The meeting was held on
August 23, 2006 and the voting results with respect to these proposals were as follows:

(1) Election of Trustees:

                                            For    Withhol  Abstain
                                                      d
Frank L. Bowman.......................   50,247,3  1,470,4     0
                                            90        16
Kathleen A.                              50,243,3  1,474,4     0
Dennis.......................               58        48
James F. Higgins........................ 50,246,2  1,471,5     0
                                            21        84
Joseph J.                                50,233,0  1,484,7     0
Kearns.........................             82        24
Michael F. Klein........................ 50,229,4  1,488,3     0
                                            95        11
W. Allen Reed........................    50,209,8  1,507,9     0
                                            82        23
Fergus Reid..........................    50,207,5  1,510,2     0
                                            76        30

(2) Elimination of certain fundamental investment
restrictions:

                                            For    Against  Abstain
Elimination of the fundamental policy    44,345,1  1,478,2  1,163,5
restricting the Fund's ability to pledge    37        85       78
assets..........................
Elimination of the fundamental policy    44,302,8  1,497,6  1,186,4
restricting purchases of securities on      60        50       90
margin.............................
Elimination of the fundamental policy    44,546,7  1,232,5  1,207,6
prohibiting investments in oil, gas, and    84        51       65
other types of minerals or mineral
leases.........
Elimination of the fundamental policy    44,446,9  1,318,8  1,221,2
prohibiting investments for purposes of     34        30       36
exercising control....................

(3) Modify certain fundamental investment restrictions for:

                                            For    Against  Abstain
Modify fundamental policy regarding      44,510,0  1,286,2  1,190,6
diversification............                 79        74       46
Modify fundamental policy regarding      44,288,7  1,470,4  1,227,8
borrowing money......                       07        83       09
Modify fundamental policy regarding      44,304,9  1,469,8  1,212,2
loans..............                         49        31       20
Modify fundamental policy regarding      44,342,5  1,435,9  1,208,5
investment in commodities, commodity        39        33       27
contracts and futures
Contracts................
Modify fundamental policy regarding      44,460,4  1,331,9  1,194,6
issuance of senior securities..             40        41       20

(4) Reclassify certain fundamental policies as non-
fundamental policies:

                                            For    Against  Abstain
Reclassification as non-fundamental the  44,241,1  1,501,6  1,244,1
fundamental policy regarding the short      69        63       68
sale of securities......................
Reclassification as non-fundamental the  44,271,7  1,460,3  1,254,9
fundamental policy prohibiting or           57        26       17
limiting investments in illiquid or
restricted securities........